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                                                                     EXHIBIT 5.1

                               November 12, 1997

Board of Directors
Costco Companies, Inc.
999 Lake Drive
Issaquah, Washington 98027

    Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1933, as amended, of (i) $900,000,000 in aggregate principal amount at maturity of the Zero Coupon Convertible Notes due 2017 (the "Notes") of Costco Companies, Inc. (the "Company"), issued under the indenture between the Company and Firstar Bank of Minnesota, N.A., dated as of August 19, 1997, as it may be amended from time to time (the "Indenture"), and (ii) 10,219,050 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon conversion of the Notes, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (together, the "Shares"), and specifically with respect to that certain Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission for the purpose of such registration, you have asked that we render certain opinions in connection with the issuance of the Notes and the Shares.

    In connection herewith, we have examined:

    1.  The Indenture;

    2. The resolutions of the Board of Directors of the Company pertaining to the issue and sale of the Notes and the authorization for issuance of the Shares; and

    3.  The Registration Statement.

    Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

    1. The Notes have been duly authorized, executed and delivered by the Company and constitute binding obligations of the Company;

    2. The Shares have been duly authorized and when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

    We also hereby confirm, subject to the assumptions, qualifications and conditions contained herein, that the statements set forth in the form of the Prospectus included in the Registration Statement under the heading "Certain United States Federal Tax Consequences" accurately describe the material United States federal income tax consequences of the purchase of the Notes.

    The opinion set forth in paragraph 1 above is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors rights generally; and (ii) general principles of equity (including without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law.
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Board of Directors
Costco Companies, Inc.
November 12, 1997
Page 2

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                          Respectfully submitted,

                                          FOSTER PEPPER & SHEFELMAN PLLC

                                          /s/  Foster Pepper & Shefelman PLLC